Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1/A of AgiiPlus Inc of our report dated May 17, 2024 with respect to our audits of the consolidated financial statements of AgiiPlus Inc and Subsidiaries as of and for the year ended December 31, 2023, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Audit Alliance LLP

Singapore

June 25, 2024